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                                                                    EXHIBIT 10.1

                              AMENDED AND RESTATED
                       TERMINATION OF EMPLOYMENT AGREEMENT

         THE PARTIES HERETO, Mr. David M. Berray ("Mr. Berray") and Telescan, Inc., a Delaware corporation ("Telescan"), have previously entered into a Termination of Employment Agreement and Mutual Release ("Termination Agreement") dated and effective as of the 1st day of December, 2000. Mr. Berray and Telescan now desire to amend and restate the Termination Agreement, replacing the Termination Agreement in its entirety with this Amended and Restated Termination Agreement ("Replacement Termination Agreement"), pursuant to the following terms and conditions:

1. On March 14, 2000, Telescan and Mr. Berray entered into an Employment Agreement ("the Employment Agreement"). Telescan and Mr. Berray mutually agree to terminate the Employment Agreement, any addenda or amendments thereto, and any and every other existing contractual agreement or arrangement between them other than this Replacement Termination Agreement, effective January 31, 2001; notwithstanding the foregoing, it is specifically agreed that payment of Mr. Berray's base salary shall terminate on December 31, 2000.

         2. Mr. Berray agrees that on or before January 31, 2001, he will return to Telescan all property in his possession, custody or control which belongs to Telescan, including any Telescan records, files, and documents (whether on computer or not) and any keys. Mr. Berray acknowledges that he has had access to confidential information ("Confidential Information") while employed by Telescan, including without limitation, information concerning the products, customers, pricing, suppliers, methods, processes, techniques, finances, administration, devices, trade secrets and operations of Telescan. Mr. Berray acknowledges that this information is confidential and not known outside of Telescan's business, and that it constitutes a valuable, special and/or a unique asset of Telescan. Mr. Berray agrees that he will not disclose in any way to any person, or use for his own benefit or for the benefit of anyone else or any other person or entity, the Confidential Information described above which was gained while he was employed by Telescan. Mr. Berray further agrees not to divert or attempt to divert from Telescan any person employed by Telescan and he agrees to




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not interfere with Telescan's operations, products, employees, officers or directors. Mr. Berray understands this Agreement is not and shall not be deemed or construed to be an admission by Telescan of any wrongdoing of any kind or of any breach of any contract, obligation, policy, or procedure of any kind or nature. All options held by Mr. Berray to purchase shares of the common stock of Telescan will expire on January 31, 2001. Mr. Berray will keep the laptop computer owned by Seller and issued to Buyer as part of their employment arrangement pursuant to the Employment Agreement; provided, however, that all Telescan Confidential Information will be deleted from the computer and its use will be subject to the confidentiality obligation of this paragraph.

         3. The parties hereto agree that except as set forth in paragraph 2 above, all obligations of the parties as set forth in the Employment Agreement and any other contractual arrangement between them are hereby extinguished.

         4. In consideration of the mutual obligations set forth in this Replacement Termination Agreement, the parties hereby release and hold harmless each other, their successors, assigns, subsidiaries, parents, agents, employees and representatives from any and all liability arising from or out of any contractual arrangement between them, including, without limitation, the Employment Agreement, from this day forward and agree to hold the other harmless from any future liability related thereto.

         5. This Replacement Termination Agreement supersedes any existing agreement between the parties concerning the subject matter hereof (whether in writing or otherwise), is the final agreement of the parties, and may only be amended by written consent of both parties. Mr. Berray has carefully read and fully understands all of the terms of this Agreement. Mr. Berray agrees that this Agreement sets forth the entire agreement between him and Telescan. Mr. Berray acknowledges that he has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties.

         6. This Replacement Termination Agreement, and any dispute arising under this Replacement Termination Agreement shall be governed and construed in accordance with the internal laws of the State of Texas, without regard to its rules concerning conflicts of laws. The

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parties hereby consent to jurisdiction and venue for any litigation arising under this Replacement Termination Agreement in the federal and state courts in Harris County, Texas.

         7. This Replacement Termination Agreement shall be binding on and inure to the benefit of each party's respective administrators, executors, personal representatives, successors and assigns.


MR. DAVID M. BERRAY                        TELESCAN, INC.



By:   /s/ DAVID M. BERRAY                  By:  /s/ ROGER C. WADSWORTH
   -------------------------------            ----------------------------------

                                           Title:  Senior Vice President
                                              ----------------------------------


Date: January 30, 2001                     Date:  January 26, 2001
      ----------------------------                ------------------------------



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                                  BILL OF SALE

         In consideration of their mutual promises contained within the Replacement Termination Agreement executed on this same date, Telescan, Inc. ("Seller") does hereby sell, assign and transfer to Mr. David M. Berray (hereinafter referred to as "Buyer") all of Seller's right, title and interest in and to that certain laptop computer owned by Seller and issued to Buyer as part of their employment arrangement pursuant to that certain Employment Agreement between Buyer and Seller dated March 14, 2000.

         Seller makes no warranty, express or implied, with respect to the computer conveyed by this bill of sale, such property being purchased "as is, where is" with all faults. The use of the property conveyed in this Bill of Sale is subject to Buyer's having deleted from the computer all files, documents and other data which might be construed to be the Confidential Information of Seller.

                                         TELESCAN, INC.



                                         By     /s/ ROBER C. WADSWORTH
                                            ------------------------------------

                                         Printed Name: Roger C. Wadsworth

                                         Title: Senior Vice President


ATTEST

/s/ ALEX T. WYCHE
----------------------------------

Printed Name: Alex T. Wyche

Title: Vice President Corporate Counsel